EXHIBIT 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

AMN Healthcare Services, Inc. (“AMN”, “our” or “we”) acquired The MHA Group, Inc. and subsidiaries (“MHA”) on November 2, 2005. The acquisition of MHA has been accounted for using the purchase method of accounting and, accordingly, the tangible and intangible assets and liabilities assumed were recorded at their estimated fair values as of the date of the acquisition. Our preliminary allocation of the purchase price is pending completion of several elements, including the finalization of our independent appraisal for purposes of the valuation of acquired intangible assets. Accordingly, there may be material adjustments to the allocation of the purchase price.

Our estimate of the total purchase price of MHA, excluding assumed liabilities and any earn-out payment which is not guaranteed, is summarized as follows (in thousands):

Cash paid for common stock	$108,140
Cash holdback	15,000
Equity issued for common stock	35,497
Guaranteed earn-out	35,000
Transaction costs	2,848

Total estimated purchase price of acquisition	$196,485

The acquisition agreement also provides for an earn-out payment of up to $51.9 million based on the twelve months ended December 31, 2005 performance of MHA, of which $35.0 million is guaranteed. The initial $160.0 million of consideration was, and the earn-out payment will be, paid approximately 75% in cash and 25% in unregistered shares of the Company’s common stock, par value $0.01 per share. At the closing of the acquisition of MHA, we issued 2.3 million shares of our common stock and intend to issue up to an additional 0.8 million shares for payment of the earn-out. The acquisition agreement also includes a $15.0 million holdback of the cash portion of the purchase price for potential claims indemnified by the selling shareholders. The holdback, net of any indemnified claims made, will be released to the selling shareholders in March 2007.

Intangible assets include amounts recognized for the fair value of tradenames and trademarks, customer relationships, non-compete agreements, and staffing databases. Based on a preliminary valuation, the tradenames and trademarks have an indefinite life, excluding a $1.0 million tradename with a 10 year life, and the remaining intangible assets have a weighted average useful life of approximately 13 years. Because this valuation is preliminary, the valuation of intangible assets and their useful lives may change upon completion of the final valuation. The excess of the purchase price over the net tangible and identifiable intangible assets was recorded as goodwill and amounted to approximately $99.6 million. In accordance with current accounting standards, the goodwill will not be amortized and will be tested for impairment as required by SFAS No. 142, Goodwill and Other Intangible Assets.

Our fiscal year ends on December 31 of each year. MHA’s fiscal year ended on September 30 of each year. The following unaudited pro forma condensed combined consolidated statements of operations have been prepared to assist you in your analysis of the financial effects of the acquisition of MHA, and have been presented in accordance with accounting principles generally accepted in the United States of America. The unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2004 combines the historical results for AMN for the twelve months ended December 31, 2004 and the historical results for MHA for the twelve months ended September 30, 2004, as if the acquisition had occurred on January 1, 2004. The unaudited pro forma condensed combined consolidated statement of operations for the nine months ended September 30, 2005, combines the historical results for both AMN and MHA for the nine months ended September 30, 2005, as if the acquisition had occurred on January 1, 2004. The unaudited pro forma condensed combined consolidated balance sheet as of September 30, 2005 gives effect to the acquisition of MHA as of such date.

This pro forma financial information does not purport to represent what our actual results of operations or financial position would have been had the acquisition occurred on the dates indicated nor is the information necessarily indicative of future operating results. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this Form 8-K. You should read our pro forma condensed combined consolidated financial information in conjunction with (i) our consolidated financial statements and the related notes, our “Selected Consolidated Financial and Operating Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which all appear in our Annual Report on Form 10-K for the year ended December 31, 2004, and (ii) our consolidated unaudited financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which appear in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2005.

AMN HEALTHCARE SERVICES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 2005

(IN THOUSANDS)

	HISTORICAL		PRO FORMA ADJUSTMENTS		PRO FORMA
	AMN	MHA
Assets
Current assets:
Cash, cash equivalents and short-term investments	$14,739	$15,643	$(29,866	)(a)	$516
Accounts receivable, net	107,484	45,033	—		152,517
Other current assets	14,773	10,605	21,072	(b)	46,450

Total current assets	136,996	71,281	(8,794)		199,483
Fixed assets, net	18,393	2,688	124	(c)	21,205
Goodwill	135,959	—	99,635	(d)	235,594
Other intangibles, net	2,686	—	121,622	(e)	124,308
Other assets	3,830	1,047	—		4,877

Total assets	$297,864	$75,016	$212,587		$585,467

Liabilities and Stockholders’ Equity
Current liabilities:
Accrued expenses	$45,431	$33,492	$34,674	(f)	$113,597
Other current liabilities	6,267	7,823	3,708	(i)	17,798

Total current liabilities	51,698	41,315	38,382		131,395

Notes payable, less current portion	83,475	—	113,838	(i)	197,313
Deferred income taxes	3,598	—	43,410	(h)	47,008
Other long-term liabilities	5,462	561	14,600	(g)	20,623

Total liabilities	144,233	41,876	210,230		396,339

Stockholders’ equity:
Common stock	436	34	(11	)(j)	459
Additional paid-in capital	354,549	2,917	32,557	(j)	390,023
Treasury stock	(249,538)	—	—		(249,538)
Retained earnings	47,868	30,189	(30,189	)(j)	47,868
Accumulated other comprehensive income	316	—	—		316

Total stockholders’ equity	153,631	33,140	2,357		189,128

Total liabilities and stockholders’ equity	$297,864	$75,016	$212,587		$585,467

See accompanying notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

AMN HEALTHCARE SERVICES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2004

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	HISTORICAL		PRO FORMA ADJUSTMENTS		PRO FORMA
	AMN	MHA
Revenues	$629,016	$223,543	$—		$852,559
Cost of revenue	484,654	151,382	—		636,036

Gross profit	144,362	72,161	—		216,523

Operating expenses:
Selling, general, and administrative, excluding non-cash stock-based compensation	101,436	61,568	(3,045	)(k)	159,959
Non-cash stock-based compensation	750		—		750
Depreciation and amortization	5,837	1,188	2,770	(l)	9,795

Total operating expenses	108,023	62,756	(275)		170,504

Income from operations	36,339	9,405	275		46,019
Interest expense (income), net	8,440	(1)	8,051	(m)	16,490

Income before income taxes	27,899	9,406	(7,776)		29,529
Income tax expense	10,553	3,784	(2,867	)(n)	11,470

Net income	$17,346	$5,622	$(4,909)		$18,059

Net income per common share:
Basic	$0.61				$0.59

Diluted	$0.55				$0.54

Weighted average common share:
Basic	28,248				30,574

Diluted	31,369				33,695

See accompanying notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

AMN HEALTHCARE SERVICES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

FOR NINE MONTHS ENDED SEPTEMBER 30, 2005

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	HISTORICAL		PRO FORMA ADJUSTMENTS		PRO FORMA
	AMN	MHA
Revenues	$484,414	$226,445	$—		$710,859
Cost of revenue	371,985	154,061	—		526,046

Gross profit	112,429	72,384	—		184,813

Operating expenses:
Selling, general, and administrative, excluding non-cash stock-based compensation	78,078	58,697	(4,300	)(k)	132,475
Non-cash stock-based compensation	121	—	—		121
Depreciation and amortization	4,017	644	2,078	(l)	6,739

Total operating expenses	82,216	59,341	(2,222)		139,335

Income from operations	30,213	13,043	2,222		45,478
Interest expense (income), net	4,998	(229)	5,479	(m)	10,248

Income before income taxes	25,215	13,272	(3,257)		35,230
Income tax expense	9,958	4,861	(1,409	)(n)	13,410

Net income	$15,257	$8,411	$(1,848)		$21,820

Net income per common share:
Basic	$0.53				$0.71

Diluted	$0.48				$0.64

Weighted average common share:
Basic	28,621				30,947

Diluted	31,571				33,897

See accompanying notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

AMN HEALTHCARE SERVICES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Presentation

The accompanying unaudited pro forma condensed combined consolidated financial statements present the pro forma results of operations and financial position of AMN and MHA on a combined basis based on the historical financial information of each company and after giving effect to the acquisition of MHA by AMN. The acquisition was recorded using the purchase method of accounting.

The unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2004, combines the historical results for AMN for the twelve months ended December 31, 2004, and the historical results for MHA for the twelve months ended September 30, 2004, as if the acquisition had occurred on January 1, 2004. The unaudited pro forma condensed combined consolidated statement of operations for the nine months ended September 30, 2005, combines the historical results for AMN for the nine months ended September 30, 2005, and the historical results for MHA for the nine months ended on September 30, 2005, as if the acquisition had occurred on January 1, 2004. The unaudited pro forma condensed combined consolidated balance sheet as of September 30, 2005 gives effect to the acquisition of MHA as of such date.

2.	Pro Forma Adjustments

(a) To reflect the following cash transactions:

Proceeds:
Issuance of new AMN debt	$205,000,000
Issuance of new MHA debt (repaid on acquisition date)	5,495,000

Uses:
Cash paid for acquisition of MHA	(108,140,000)
Repay then existing AMN debt	(87,831,000)
Pay accrued interest on then existing AMN debt	(619,000)
Cash paid from cash holdback on acquisition date	(400,000)
Transaction costs (net of $754,000 paid and included in other assets as of September 30, 2005)	(2,094,000)
Financing costs (net of $40,000 paid and included in other assets as of September 30, 2005)	(4,782,000)
Payment of dividend to MHA principal shareholders	(31,000,000)
Payment of MHA debt	(5,495,000)

Net pro forma cash adjustment	$(29,866,000)

AMN’s new debt of $205,000,000 was issued on November 2, 2005, bearing interest at floating rates based upon either LIBOR or a prime interest rate option selected by AMN, plus a spread of 1.75% to 2.00% and 0.75% to 1.00%, respectively, to be determined based on AMN’s current leverage ratio. A 1/8% change in the floating rate would result in a $256,000 change in interest expense annually, excluding the effect of interest rate swap arrangements.

(b) To reflect (i) deferred tax assets of $21,737,000, primarily related to the tax benefit for a compensation charge incurred on restricted stock which vested on the acquisition date, (ii) the reclassification of $754,000 and $40,000 of transaction costs and financing costs, respectively, from other assets to goodwill and intangible assets, respectively, upon consummation of the acquisition of MHA and the related issuance of new AMN debt and (iii) a reduction of income tax liabilities of $129,000 assumed by the MHA stockholders.

(c) To reflect the preliminary allocation of purchase price to the fair value assigned to acquired developed software.

(d) To record the estimated goodwill resulting from the allocation of the purchase price to the fair value of assets acquired and liabilities assumed.

(e) To reflect the preliminary allocation of $116,800,000 of purchase price to identifiable intangible assets and to reflect $4,822,000 of financing costs incurred to finance the acquisition. Identifiable intangible assets include customer relationships, tradenames and trademarks, non-compete agreements and staffing databases. Tradenames and trademarks have an indefinite life, excluding a $1,000,000 tradename with a 10 year life, and the remaining intangible assets have a weighted average useful life of 13 years.

(f) To reflect the accrual of the $35,000,000 guaranteed earn-out and $854,000 for employer payroll taxes related to a compensation charge incurred for the vesting of MHA restricted stock, offset by a $619,000 reduction for the repayment of accrued interest on AMN’s then existing debt and a $561,000 reduction of tax liabilities assumed by the MHA stockholders.

(g) To reflect the accrual of the $15,000,000 cash holdback, net of $400,000 paid on the acquisition date.

AMN HEALTHCARE SERVICES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(h) To reflect a deferred tax liability of $43,410,000 related to acquired intangible assets.

(i) To reflect AMN’s incremental debt of $117,170,000, of which $3,332,000 is the current portion, and $376,000 of tax liabilities resulting from the acquisition.

(j) To reflect the elimination of the shareholders’ equity accounts of MHA and to reflect the issuance of AMN common stock as partial consideration for the purchase of MHA, consisting of $23,000 of par value and $35,474,000 of additional paid-in-capital.

(k) To reflect a $2,923,000 and $2,738,000 reduction in compensation expense related to non-recurring executive salary expense for the twelve months ended December 31, 2004 and the nine months ended September 30, 2005, respectively, and a pro forma adjustment of $122,000 and $1,562,000 for non-recurring professional service fees for the twelve months ended December 31, 2004 and the nine months ended September 30, 2005, respectively. The professional service fees consist of transaction costs related to the acquisition and legal costs related to specific tax matters incurred by MHA during the periods presented. Pursuant to the acquisition agreement, costs incurred related to these matters subsequent to the date of acquisition will be borne by the MHA stockholders and will not impact the results of operations of the combined entity. As these costs are factually supported, directly attributable to the acquisition and not expected to have a continuing impact to the combined entity, the historical MHA costs have been excluded from the pro forma income statements.

(l) To reflect amortization expense related to the fair value of identifiable amortizable intangible assets.

(m) To reflect interest expense of $7,393,000 and $5,103,000 for the twelve months ended December 31, 2004 and nine months ended September 30, 2005, respectively, and additional deferred financing cost amortization, recorded in interest expense, of $658,000 and $376,000 for the twelve months ended December 31, 2004 and nine months ended September 30, 2005, respectively, related to additional AMN borrowings and financing costs incurred to finance the acquisition.

(n) To reflect the income tax effect of the pro forma adjustments.